 Exhibit 99-8(cc): Form of Fund Participation Agreement between ReliaStar Life Insurance Company, Aetna Income Shares (to be renamed ING Income Shares) and Aetna Variable Portfolios, Inc. (to be renamed ING Variable Portfolios, Inc.)
                     and Aeltus Investment Management, Inc.

                          FUND PARTICIPATION AGREEMENT

       ReliaStar Life Insurance Company (the "Company"), and Aetna Income Shares (to be renamed ING Income Shares) and Aetna Variable Portfolios, Inc. (to be renamed ING Variable Portfolios, Inc.), on behalf of each of its series (each a "Fund" or in the aggregate "Funds"), and Aeltus Investment Management, Inc. ("Aeltus" or "Adviser") hereby agree to an arrangement whereby the Funds shall be made available to serve as underlying investment media for variable life insurance or annuity contracts ("Contracts") to be issued by the Company.

1.     Establishment of Account.

       The Company represents that it has established the ReliaStar Select(star)Life Variable Account and may establish such other accounts as may be set forth in Schedule A attached hereto (as may be amended from time to time with the mutual consent of the parties hereto) (the "Accounts"), each of which is a separate account registered under the Investment Company Act of 1940 (except for such accounts for which no registration is required), to serve as investment vehicles for the Contracts. Each Contract provides for the allocation of net amounts received by the Company to an Account for investment in the shares of one of more specified open-end management investment companies available through that Account as underlying investment media. Selection of a particular investment management company and changes therein from time to time are made by the participant or Contract owner, as applicable under a particular Contract.

2.     Pricing Information; Orders; Settlement.

       (a) Each Fund will make shares available to be purchased by the Company, and will accept redemption orders from the Company, on behalf of each Account at the net asset value applicable to each order on those days on which the Fund calculates its net asset value (a "Business Day"). Fund shares shall be purchased and redeemed in such quantity and at such times as determined by the Company to be necessary to meet the requirements of those Contracts for which the Fund serves as underlying investment media, provided, however, that the Board of Directors of the Fund (hereinafter the "Directors") may, upon reasonable notice to the Company, refuse to sell shares of any Fund to any person, or suspend or terminate the offering of shares of any Fund if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Directors acting in good faith and in light of their fiduciary duties under federal and/or any applicable state laws, necessary in the best interests of the shareholders of such Fund.

       (b) Each Fund will provide to the Company closing net asset value, dividend and capital gain information at the close of trading each day that the New York Stock Exchange (the "Exchange") is open (each such day a "Business Day"), and in no event later than 6:30 p.m. eastern time on such Business Day. The Company will send via facsimile or electronic transmission to each Fund or its specified agent orders to purchase and/or redeem Fund shares by 9:30 a.m. eastern time the following business day. Payment for net purchases will be wired by the Company to an account designated by the Fund.

       (c) Each Fund hereby appoints the Company as its agent for the limited purpose of accepting purchase and redemption orders for Fund shares relating to the Contracts from Contract owners. Orders from Contract owners received by the Company, acting as agent for the Fund, from any distributor of the Contracts (including affiliates of the Company), prior to the close of the Exchange on any given business day will be executed by the Fund at the net asset value determined as of the close of the Exchange on such Business Day, provided that the Fund receives written (or facsimile) notice of such order by 9:30 a.m. eastern time on the next following Business Day. Any orders received by the Company acting as agent on such day but after the close of the Exchange will be executed by the Fund at the net asset value determined as of the close of the Exchange on the next business day following the day of receipt of such order, provided that the Fund receives written (or facsimile) notice of such order by 9:30 a.m. eastern time within two days following the day of receipt of such order.

       (d) Payments for net redemptions of shares of a Fund will be wired by the Fund to an account designated by the Company. Payments for net purchases of the Fund will be wired by the Company to an account designated by the Fund on the same Business Day the Company places an order to purchase Fund shares. Payments shall be in federal funds transmitted by wire.

       (e) Each party has the right to rely on information or confirmations provided by the other party (or by any affiliate of the other party), and shall not be liable in the event that an error is a result of any misinformation supplied by the other party. The Company shall assume responsibility as herein described for any loss to a Fund caused by a cancellation or correction made to an Instruction by a Contract owner or person authorized to act on his or her behalf subsequent to the date as of which such Instruction has been received by the Company and originally relayed to Aeltus, and the Company will immediately pay such loss to such Fund upon the Company's receipt of written notification, with supporting data. Aeltus shall indemnify and hold the Company harmless, from the effective date of this Agreement, against any amount the Company is required to pay to a Contract owner due to: (i) an incorrect calculation of a Fund's daily net asset value, dividend rate, or capital gains distribution rate or (ii) incorrect or unreasonably late reporting of the daily net asset value deemed material in accordance with the Fund's error correction policy, dividend rate, or capital gain distribution rate, upon written notification by the Company, with supporting data, to Aeltus.

       (f) The Company agrees to purchase and redeem the shares of the Funds named in this Agreement or in Schedule B hereof in accordance with the provisions of each Fund's then-current prospectus and statement of additional information. The Company shall not permit any person other than a Contract owner or person authorized to act on his or her behalf to give instructions to the Company which would require the Company to redeem or exchange shares of a Fund. This provision shall not be construed to prohibit the Company from substituting shares of another fund, as permitted by law.

       (g) The Funds and the Company agree to provide pricing information, execute orders and wire payments for purchases and redemptions of Fund shares as set forth in this Section 2 until such time as they mutually agree to utilize the National Securities Clearing Corporation ("NSCC"). Upon such mutual agreement, the Funds and the Company agree to provide pricing information, execute orders and wire payments for purchases and redemptions of Fund shares through NSCC and its subsidiary systems as set forth in Schedule C.

3.     Expenses.

       (a) Except as otherwise provided in this Agreement, all expenses incident to the performance by each respective Fund under this Agreement shall be paid by that Fund, including the cost of registration of its shares with the Securities and Exchange Commission (the "SEC") and in states where required. All expenses incident to performance by each party of its respective duties under this Agreement shall be paid by that party, unless otherwise specified in this Agreement.

       (b) The Funds or the Adviser shall provide to the Company periodic fund reports to shareholders and other materials that are required by law to be sent to Contract owners. In addition, the Funds or the Adviser shall provide the Company with a sufficient quantity of prospectuses, statements of additional information and any supplements to any of these materials, to be used in connection with the offerings and transactions contemplated by this Agreement. In addition, the Funds shall provide the Company with a sufficient quantity of proxy material that is required to be sent to Contract owners. The Adviser shall be permitted to review and approve the typeset form of such material prior to such printing provided such material has been provided by the Adviser to the Company within a reasonable period of time prior to typesetting.

       (c) In lieu of the Funds' or Adviser's providing printed copies of prospectuses, statements of additional information and any supplements to any of these materials, and periodic fund reports to shareholders, the Company shall have the right to request that the Funds transmit a copy of such materials in an electronic format, which the Company may use to have such materials printed together with similar materials of other Account funding media that the Company or any distributor will distribute to existing or prospective Contract owners.

4.     Representations.

       The Company agrees that it and its agents shall not, without the written consent of a Fund or the Adviser, make representations concerning the Fund, or its shares except those contained in the then current prospectuses and in current printed sales literature approved by or deemed approved by the Fund or the Adviser.

5.     Termination.

       This agreement shall terminate as to the sale and issuance of new
       Contracts:

       (a) at the option of either the Company, the Adviser or with respect to any Fund, upon sixty days advance written notice to the other parties;

       (b) at the option of the Company, upon one week advance written notice to the Adviser and to any Fund, if Fund shares are not available for any reason to meet the requirement of Contracts as determined by the Company. Reasonable advance notice of election to terminate shall be furnished by the Company;

       (c) at the option of either the Company, the Adviser or any Fund, immediately upon institution of formal proceedings against the broker-dealer or broker-dealers marketing the Contracts, the Account, the Company, the Fund or the Adviser by the National Association of Securities Dealers, Inc. (the "NASD"), the SEC or any other regulatory body;

       (d) upon the determination of the Accounts to substitute for the shares of a Fund the shares of another investment company in accordance with the terms of the applicable Contracts. The Company will give sixty days written notice to the Fund and the Adviser of any decision to replace the shares of that Fund;

       (e) upon assignment of this Agreement, unless made with the written consent of all other parties hereto;

       (f) if shares of a Fund are not registered, issued or sold in conformance with Federal law or such law precludes the use of such shares as an underlying investment medium for Contracts issued or to be issued by the Company. Prompt notice shall be given by the appropriate party should such situation occur.

6.     Continuation of Agreement.

       Termination as the result of any cause listed in Section 5 shall not affect the Funds' obligation to furnish shares to Contracts then in force for which such shares serve or may serve as the underlying medium unless such further sale of Fund shares is prohibited by law or the SEC or other regulatory body.

7.     Advertising Materials; Filed Documents.

       (a) Advertising and sales literature with respect to any Fund prepared by the Company or its agents for use in marketing its Contracts will be submitted to that Fund or its designee for review before such material is submitted to any regulatory body for review. No such material shall be used if the Fund or its designee reasonably objects to such use in writing, transmitted by facsimile within two business days after receipt of such material.

       (b) Each Fund will provide additional copies of its financials as soon as available to the Company and at least one complete copy of all registration statements, prospectuses, statements of additional information, annual and semi-annual reports, proxy statements and all amendments or supplements to any of the above that relate to the Fund promptly after the filing of such document with the SEC or other regulatory authorities. At the Adviser's request, the Company will provide to the Adviser at least one complete copy of all registration statements, prospectuses, statements of additional information, annual and semi-annual reports, proxy statements, and all amendments or supplements to any of the above that relate to the Accounts promptly after the filing of such document with the SEC or other regulatory authority.

       (c) Each Fund or the Adviser will provide via Excel spreadsheet diskette format or in electronic transmission to the Company at least quarterly portfolio information necessary to update Fund profiles within seven business days following the end of each quarter.

8.     Proxy Voting.

       (a) The Company shall provide pass-through voting privileges on shares of a Fund held by the separate accounts to all Contract owners.

       (b) The Company will distribute to Contract owners all proxy material furnished by any Fund and will vote shares of the Fund in accordance with instructions received from such Contract owners. The Company and its agents shall not oppose or interfere with the solicitation of proxies for shares of a Fund held for such Contract owners.

9.     Indemnification.

       (a) The Company agrees to indemnify and hold harmless each Fund and the Adviser, and their directors, officers, employees, agents and each person, if any, who controls any Fund or its Adviser within the meaning of the Securities Act of 1933 (the "1933 Act") against any losses, claims, damages or liabilities to which the Fund or any such director, officer, employee, agent, or controlling person may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, prospectus or sales literature of the Company or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or arise out of or as a result of conduct, statements or representations (other than statements or representations contained in the prospectuses or sales literature of the Fund) of the Company or its agents, with respect to the sale and distribution of Contracts for which shares of the Fund are the underlying investment. The Company will reimburse any legal or other expenses reasonably incurred by a Fund or any such director, officer, employee, agent, investment adviser, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon (i) an untrue statement or omission or alleged omission made in such Registration Statement or prospectus in conformity with written materials furnished to the Company by the Fund specifically for use therein or (ii) the willful misfeasance, bad faith, or gross negligence by the Fund or Adviser in the performance of their duties or the Fund's or Adviser's reckless disregard of obligations or duties under this Agreement or to the Company, whichever is applicable. This indemnity agreement will be in addition to any liability which the Company may otherwise have.

       (b) Each Fund and the Adviser agree to indemnify and hold harmless the Company and its directors, officers, employees, agents and each person, if any, who controls the Company within the meaning of the 1933 Act against any losses, claims, damages or liabilities to which the Company or any such director, officer, employee, agent or controlling person may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, prospectuses or sales literature of the Fund or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or material fact required to be stated therein or necessary to make the statements therein not misleading. Each Fund, as appropriate, will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, employee, agent, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Fund will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or omission or alleged omission made in such Registration Statement or prospectuses which are in conformity with written materials furnished to the Fund by the Company specifically for use therein.

       (c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 9. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 9 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

10.    Miscellaneous.

       (a) Amendment and Waiver. Neither this Agreement, nor any provision hereof, may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties hereto.

       (b) Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, facsimile or registered or certified mail, postage prepaid, return receipt requested, or recognized overnight courier service to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to all other parties.

       To the Company:                                           To the Adviser:

              ReliaStar Life Insurance Company                   Aeltus Investment Management, Inc.
              20 Washington Avenue South                         10 State House Square, SH11
              Minneapolis, MN 55401                              Hartford, Connecticut 06103-3602

              Attn: Counsel                                      Attn: Chief Compliance Officer

       To any Fund:

              10 State House Square, SH14
              Hartford, Connecticut 06103-3602

              Attn:  President


       Any notice, demand or other communication given in a manner prescribed in this subsection (b) shall be deemed to have been delivered on receipt.

       (c) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

       (d) Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

       (e) Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

       (f) Entire Agreement. This Agreement constitutes the entire agreements and understanding between the parties hereto and supersedes all prior agreement and understandings relating to the subject matter hereof.

       (g) Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of Connecticut.

       (h) Non-Exclusive Agreement. It is understood by the parties that this Agreement is not an exclusive arrangement in any respect.

       (i) Confidentiality. The terms of this Agreement and the Schedules thereto will be held confidential by each party except to the extent that either party or its counsel may deem it necessary to disclose such terms.

       IN WITNESS WHEREOF, the undersigned have executed this Agreement by their
duly authorized officers effective as of the day of          ,2001.

         RELIASTAR LIFE INSURANCE COMPANY

         By:__________________________________________________

         Name:________________________________________________

         Title:_______________________________________________

         AETNA INCOME SHARES (To be renamed ING Income Shares)
         AETNA VARIABLE PORTFOLIOS, INC. (To be renamed ING Variable Portfolios, Inc.)


         By:__________________________________________________

         Name:________________________________________________

         Title:_______________________________________________



       AELTUS INVESTMENT MANAGEMENT, INC.

         By:__________________________________________________

         Name:________________________________________________

         Title:_______________________________________________

                                   SCHEDULE A

               (For any future separate accounts - See Section 1)

                                   SCHEDULE B

------------------------------------------------------------ ---------------------------------------------------------
                     CURRENT FUND NAME                                            NEW FUND NAME
                     -----------------                                            -------------
AETNA INCOME SHARES                                          ING INCOME SHARES

           d/b/a/Aetna Bond VP (Class R Shares)                       ING VP Bond Portfolio (Class R Shares)

AETNA VARIABLE PORTFOLIOS, INC.                              ING VARIABLE PORTFOLIOS, INC.
               Aetna Index Plus Large Cap VP                           ING VP Index Plus LargeCap Portfolio
                     (Class R Shares)                                            (Class R Shares)
                Aetna Index Plus Mid Cap VP                             ING VP Index Plus MidCap Portfolio
                     (Class R Shares)                                            (Class R Shares)
               Aetna Index Plus Small Cap VP                           ING VP Index Plus SmallCap Portfolio
                     (Class R Shares)                                            (Class R Shares)
------------------------------------------------------------ ---------------------------------------------------------

                                   SCHEDULE C

Procedures for Pricing and Order/Settlement Through National Securities Clearing Corporation's Mutual Fund Profile System and Mutual Fund Settlement, Entry and Registration Verification System

1. As provided in Section 2(g) of the Participation Agreement, the parties hereby agree to provide pricing information, execute orders and wire payments for purchases and redemptions of Fund shares through National Securities Clearing Corporation ("NSCC") and its subsidiary systems as follows:

(a) The Funds will furnish to Company or its affiliate through NSCC's Mutual Fund Profile System ("MFPS") (1) the most current net asset value information for each Fund, (2) a schedule of anticipated dividend and distribution payment dates for each Fund, which is subject to change without prior notice, ordinary income and capital gain dividend rates on the Fund's ex-date, and (3) in the case of fixed income funds that declare daily dividends, the daily accrual or the interest rate factor. All such information shall be furnished to Company or its affiliate by 6:30 p.m. Eastern Time on each business day that the Fund is open for business (each a "Business Day") or at such other time as that information becomes available. Changes in pricing information will be communicated to both NSCC and Company.

(b) Upon receipt of Fund purchase, exchange and redemption instructions for acceptance as of the time at which a Fund's net asset value is calculated as specified in such Fund's prospectus ("Close of Trading") on each Business Day ("Instructions"), and upon its determination that there are good funds with respect to Instructions involving the purchase of Shares, Company or its affiliate will calculate the net purchase or redemption order for each Fund. Orders for net purchases or net redemptions derived from Instructions received by Company or its affiliate prior to the Close of Trading on any given Business Day will be sent to the Defined Contribution Interface of NSCC's Mutual Fund Settlement, Entry and Registration Verification System ("Fund/SERV") by 5:00 a.m. Eastern Time on the next Business Day. Subject to Company's or its affiliate's compliance with the foregoing, Company or its affiliate will be considered the agent of the Distributor and the Funds, and the Business Day on which Instructions are received by Company or its affiliate in proper form prior to the Close of Trading will be the date as of which shares of the Funds are deemed purchased, exchanged or redeemed pursuant to such Instructions. Instructions received in proper form by Company or its affiliate after the Close of Trading on any given Business Day will be treated as if received on the next following Business Day. Dividends and capital gains distributions will be automatically reinvested at net asset value in accordance with the Fund's then current prospectuses.

(c) Company or its affiliate will wire payment for net purchase orders by the Fund's NSCC Firm Number, in immediately available funds, to an NSCC settling bank account designated by Company or its affiliate no later than 5:00 p.m. Eastern time on the same Business Day such purchase orders are communicated to NSCC. For purchases of shares of daily dividend accrual funds, those shares will not begin to accrue dividends until the day the payment for those shares is received.

(d) NSCC will wire payment for net redemption orders by Fund, in immediately available funds, to an NSCC settling bank account designated by Company or its affiliate, by 5:00 p.m. Eastern Time on the Business Day such redemption orders are communicated to NSCC, except as provided in a Fund's prospectus and statement of additional information.

(e) With respect to (c) or (d) above, if the Funds do not send a confirmation of Company's or its affiliate's purchase or redemption order to NSCC by the applicable deadline to be included in that Business Day's payment cycle, payment for such purchases or redemptions will be made the following Business Day.

(f) If on any day Company or its affiliate, or the Funds is unable to meet the NSCC deadline for the transmission of purchase or redemption orders, it may at its option transmit such orders and make such payments for purchases and redemptions directly to the Funds or Company or its affiliate, as applicable, as is otherwise provided in the Agreement.

(g) These procedures are subject to any additional terms in each Fund's prospectus and the requirements of applicable law. The Funds reserve the right, at their discretion and without notice, to suspend the sale of shares or withdraw the sale of shares of any Fund.

2. Company or its affiliate, the Funds and clearing agents (if applicable) are each required to have entered into membership agreements with NSCC and met all requirements to participate in the MFPS and Fund/SERV systems before these procedures may be utilized. Each party will be bound by the terms of their membership agreement with NSCC and will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by NSCC applicable to the MFPS and Fund/SERV system and the Networking Matrix Level utilized.

3. Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated herein, the terms defined in the Agreement shall have the same meaning as in this Schedule.